Exhibit 10.1
ACCENTURE LLP
LEADERSHIP SEPARATION BENEFITS PLAN

PLAN DOCUMENT AND
SUMMARY PLAN DESCRIPTION

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WITHHOLDING	10
BENEFIT CLAIMS PROCEDURES	10
RIGHTS UNDER ERISA	11
INFORMATION REQUIRED BY ERISA	12
CERTIFICATE OF ADOPTION	13
GLOSSARY OF TERMS	14

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INTRODUCTION
The Accenture LLP Leadership Separation Benefits Plan (the “Plan”) is a plan maintained by Accenture LLP that provides Separation Benefits to eligible Managing Directors of Accenture LLP (and those of its Affiliates that have adopted the Plan with Accenture’s consent, including Accenture Federal Services). The Plan only applies to eligible Managing Directors; other employees may be covered by a different plan. This summary explains the main features of the Plan as in effect for individuals notified of their termination on or after the Restated Effective Date.
This document serves as both the Summary Plan Description for the Plan and the official Plan document. It explains the principal terms of the Plan in non-technical language. In the event of a conflict between the Plan and any other communications, the terms of the Plan will govern.
Capitalized terms used in the Plan are defined in a Glossary of Terms at the end of this document. To better understand your rights under the Plan, you should familiarize yourself with those terms.
The term “you” as used in the Plan refers to an employee who is eligible for the Plan or a Participant, as the context dictates. Receipt of this document does not guarantee that the recipient is in fact an eligible employee or a Participant under the Plan.
YOUR ELIGIBILITY FOR SEPARATION BENEFITS
To be eligible for the Plan, you must meet all the described requirements. Employees who are eligible for Separation Benefits are called “Participants.”
You will become a Participant if (1) you are on Accenture’s regular payroll in the United States as a Managing Director or a Senior Managing Director on your Termination Date, (2) your employment with Accenture is involuntarily terminated, including a mutual managed departure, for reasons other than Cause (as determined by Accenture in its sole discretion), and (3) you submit (and do not later revoke) a signed Separation Agreement to Accenture by the stated deadline (as further described below). In addition, you will become a Participant if (i) following expiration of your extended medical leave, you are still disabled and unable to return to work, with or without a reasonable accommodation, and your employment is terminated pursuant to Policy 1018 as a result, and (ii) you submit (and do not later revoke) a signed Separation Agreement to Accenture by the stated deadline (as further described below). Even if you meet either set of these requirements, you will not be eligible for benefits under the Plan if any of the following applies to you:
•your employment agreement, offer letter, separation agreement, release agreement, settlement agreement or other written agreement with Accenture (or an Affiliate) clearly states that you are ineligible for benefits under the Plan, provided that members of the Global Management Committee (GMC) will continue to be eligible for the COBRA Payment and Professional Outplacement Services under the Plan, subject to any limits that apply under the terms of the Standardized Severance benefit applicable to GMC;

•you are offered a Comparable Position with Accenture (or an Affiliate) prior to your Termination Date;
•you initiate the termination of your employment with Accenture, including but not limited to your informing Accenture – either verbally or in writing -- of your intent to end your employment with Accenture on a specific or unknown future date, resignation, voluntary termination following a change in the terms and conditions of your employment, job abandonment, disability, death, and inability or unwillingness to meet fundamental requirements for your position;
•prior to your Termination Date, you receive an offer of employment by a service provider, vendor, client, successor contractor or independent contractor of Accenture in a Comparable Position that primarily involves providing the same services that you were providing to/on behalf of Accenture;
•After receiving notice of employment termination, but while still employed, you fail to: (i) exhibit professional conduct in the workplace; (ii) adhere to all Accenture practices and policies; (iii) perform your regular job duties and responsibilities in accordance with required performance standards; (iv) successfully transition job activities; or (v) cooperate with Accenture personnel in matters relating to your position or termination;
•you request to return to employment with Accenture following a leave of absence, and Accenture determines that there are no available positions for which you are qualified; provided, however, this provision will not apply to you if you are returning from an extended medical leave, a leave of absence which has a legally-protected status (such as Family and Medical Leave Act (FMLA) leave) or a leave of absence that is otherwise treated as protected by Accenture (such as future leave);
•in connection with a business transaction involving Accenture or an Affiliate (including, without limitation, a sale of assets of Accenture, an outsourcing transaction, or a contractual arrangement with a third party), you are offered a position with the other party to the transaction (or one of its affiliates) prior to your Termination Date;
•you fail to comply with the conditions below under “Return of Accenture Property/Time Reports;”
•after receiving notice from Accenture that your employment is being terminated, you resign prior to your Termination Date;
•you are an employee of an employer that has not adopted the Plan, including, but not limited to, Accenture Flex LLC;
•you participate in the Enhanced Equity and Retirement Benefits for SMDs;
•you are classified as an intern, a contractor or a temporary employee;

•you are a Puerto Rico resident and your employment terminates for “Just Cause” as defined by Puerto Rico law for reasons other than closing of operations, technological or reorganizational changes and/or reductions in force (residents of Puerto Rico may be eligible for legislatively-required severance outside of the terms of this Plan); or
•you fail to comply with any condition set forth in the Plan.
Though employees terminated for “Cause” are not eligible for Plan benefits, residents of Puerto Rico still may be eligible for legislatively-required severance payments, provided the circumstances of the separation do not meet the definition of “Just Cause” under P.R. Act No. 80.
Individuals performing services for Accenture who are not on Accenture’s regular payroll (e.g., independent contractors and staffing agency employees) are not eligible for Separation Benefits, regardless of any subsequent reclassification as an employee or joint employee of Accenture.
All determinations of eligibility for the Plan will be made by Accenture in its sole discretion.
SEPARATION AGREEMENT REQUIREMENT
You will be required to sign a Separation Agreement and all other documentation, which may include a document titled “Amendment to Restricted Share Unit and Other Grant Agreements” to become a Participant and receive Separation Benefits, provided that your status as a Participant will not be effective until any revocation rights that may apply to your signed Separation Agreement have expired. You are advised to consult a personal attorney to review the Separation Agreement.
You must submit a signed Separation Agreement to Accenture not earlier than your Termination Date and not after the deadline set forth in the Separation Agreement. You may have a right to revoke the Separation Agreement. If such a right exists, it will be indicated in the Separation Agreement. Any such revocation must be in writing and must be received by Accenture during the time frame set forth in the Separation Agreement. If you choose not to submit a signed Separation Agreement to Accenture or if you effectively revoke the signed Separation Agreement, you will still terminate employment as of your Termination Date but will not be a Participant and will not be eligible to receive Separation Benefits. As noted above, Separation Agreements will not be accepted prior to your Termination Date nor after the deadline set forth in the Separation Agreement.
Signed Separation Agreements (and any other accompanying documents to be signed) must be returned to Accenture using Adobe Sign or such other method specified in the Separation Agreement.
In the event you breach the provisions of the Separation Agreement, the payment of Separation Benefits will cease and Accenture will exercise, and the employee will be bound by, the remedies provided in the Separation Agreement.

SEPARATION BENEFITS PROVIDED UNDER THE PLAN
If you satisfy the Plan’s eligibility requirements, you will become a Participant. Participants will receive Separation Benefits consisting of Separation Pay (including a COBRA Payment) and Professional Outplacement Services, each as described below.
Separation Pay
The amount of Separation Pay that a Participant is entitled to receive depends upon the circumstances of their termination (i.e., whether they terminate for Performance Reasons), as described below.
Standard Package
Each Participant terminated other than for Performance Reasons is entitled to receive Separation Pay consisting of (1) a base benefit, (2) a variable benefit based on the Participant’s Years of Service, subject to a maximum set forth below, and (3) a COBRA Payment (more fully described below), as set forth in the table below.

Base Benefit	Variable Benefit	COBRA Payment
6 Months of Pay	1 Week of Pay for each complete Year of Service (rounded down to last complete Year of Service), but not to exceed 8 Weeks of Pay	$12,000
Performance Package
Each Participant terminated for Performance Reasons is entitled to receive Separation Pay consisting of (1) a base benefit, and (2) a COBRA payment, as set forth below:

Base Benefit	COBRA Payment
4 Months of Pay	$8,000
In all cases, any Separation Pay payable to you under the Plan under a Standard Package or a Performance Package will be reduced dollar for dollar by any amount required to be paid to you by the federal Worker Adjustment and Retraining Notification (WARN) Act and/or any state or local law that is similar to the federal WARN Act.
COBRA Payment
The COBRA Payment will be paid whether or not the Participant is enrolled for coverage in the Active Medical Plan and whether or not the Participant elects COBRA Continuation Coverage. To receive COBRA Continuation Coverage, a Participant must elect such coverage in accordance with the terms of the Active Medical Plan and otherwise comply with the terms and conditions that apply.

Professional Outplacement Services
Each Participant, including a Participant terminated for Performance Reasons, is entitled to participate in a Managing Director Professional Outplacement Services program to be provided by an outside firm selected by Accenture. Each Participant will receive from Accenture separate, detailed information about the Professional Outplacement Services program, including the duration of the program, the types of available services, how to enroll, and the locations of available programs. No Participant may receive cash in lieu of the Professional Outplacement Services. A Participant must enroll in the Professional Outplacement Services program in order to participate; enrollment is not automatic. A Participant may enroll in the Professional Outplacement Services program after the date the Participant submits the Separation Agreement or, in the case of a Participant entitled to revoke the Separation Agreement, upon expiration of the applicable revocation period. A Participant must enroll in the Professional Outplacement Services program no later than sixty (60) days after the Termination Date or, in the case of a Participant entitled to revoke the Separation Agreement, no later than sixty (60) days after the date the revocation period expires.
PAYMENT TIMING
Unless otherwise required by law and except as provided in the following sentence, Separation Pay will be paid in a single lump sum on the next regular payroll date following the date Accenture receives the signed Separation Agreement or, in the case of a Participant entitled to revoke the signed Separation Agreement, the next regular payroll date following the date the applicable revocation period expires (or as soon as administratively practicable thereafter in accordance with Accenture’s payroll procedures). If a Participant dies before receiving full payment of their Separation Pay, remaining unpaid amounts will be paid to their estate.
SHORT TERM DISABILITY WAGE REPLACEMENT
As of their Termination Date, if a Participant (1) is receiving short-term disability wage replacement benefits, (2) is approved to receive short-term disability wage replacement benefits but has not yet commenced, or (3) has started the process to receive or extend short-term disability wage replacement benefits for an event that has occurred or is to occur no later than thirty (30) days following their Termination Date and Accenture determines that they are eligible for such benefit, the Participant’s Separation Pay will include additional Base Pay (as described below) for the lesser of (i) the number of weeks (if any) of disability wage replacement benefits occurring after the Termination Date the Participant is scheduled to receive, or (ii) eight weeks, and their COBRA Payment will be increased by the same number of weeks. If the number of weeks in (or remaining in) the Participant’s short-term disability wage replacement benefits after the Termination Date is not known prior to the payment of their Separation Pay, they will receive eight weeks of Base Pay. For purposes of this paragraph only, “Base Pay” is determined by Accenture in accordance with Accenture’s short-term disability wage replacement benefit, as set forth under the U.S. Leaves of Absence Policy (1018), as amended from time to time.

MATERNITY LEAVE / PARENTAL CAREGIVER LEAVE WAGE REPLACEMENT
As of their Termination Date, if a Participant is on, or has submitted a request for, but has not yet begun, maternity leave and/or parental leave under Parental Leave: Birth, Adoption and Surrogacy Policy (1491) and Accenture determines that they are eligible for such leave, their Separation Pay also will include an amount equal to their Base Pay (as described below) for the number of weeks to which the Participant would otherwise be entitled under the policy following their Termination Date, and their COBRA Payment will be increased by the same number of weeks. For purposes of this paragraph only, “Base Pay” is determined by Accenture in accordance with Policy 1491, as amended from time to time. If the Participant is aligned to the Puerto Rico location, any amount owed under this paragraph will be reduced by any payment the Participant already received for maternity leave and/or parental leave under Policy 1491.
If a Participant satisfies the requirements to receive additional benefits under both the provision above titled, “Short Term Disability Wage Replacement,” and the provision titled, “Maternity Leave / Parental Caregiver Leave Wage Replacement,” the Participant will receive benefits only under the provision that provides the greater benefit and will not be eligible for benefits under the provision that provides the lesser benefit. If the benefits are the same under each provision, the Participant will receive the benefits under “Short Term Disability Wage Replacement.”
RETURN OF ACCENTURE PROPERTY/TIME REPORTS
As a condition of becoming a Participant and receiving Separation Benefits under the Plan, you must (1) return to Accenture all Accenture property (e.g., building keys, credit cards, documents and records, identification cards, office equipment, portable computers, parking cards, computer drives) and (2) return to Accenture’s clients all client property (e.g., building keys, credit cards, documents and records, identification cards, office equipment, portable computers, mobile phones, parking cards, computer drives). Any Accenture property and client property must be returned no later than your Termination Date, or such later date as expressly agreed to by Accenture.  The following are also pre-conditions of receiving Separation Benefits:
•The balance of any expense against your Accenture personnel number must be zero.
•You must submit final time reports and all outstanding expense receipts.
•The unpaid balance of any Accenture-related credit cards or credit accounts issued to you, including a Corporate American Express card, must be zero.  If you have a credit card or credit account balance, Accenture may require either: (1) payment of the outstanding balance within 60 days of the Termination Date; or (2) deduction of the outstanding balance from the Separation Benefits, to the extent permitted by applicable law.
Accenture reserves the right, exercisable in its sole discretion, to reduce (on a dollar-for-dollar basis) the amount of any Separation Benefits payable to a Participant under the Plan by any disability, severance, separation, termination pay, or pay-in-lieu of notice amounts that Accenture pays or is required to pay to the Participant through insurance or otherwise under any plan or contract of Accenture (including the amount of any compensation payable and the value of any benefits to be provided during any notice period under an employment agreement with

Accenture or any Affiliate) or under any federal or state law (other than unemployment compensation). In addition, Accenture reserves the right, exercisable in its sole discretion, to reduce the amount of Separation Benefits payable to a Participant under the Plan by the amount, if any, that the Participant owes Accenture (or an Affiliate).
IMPACT OF REEMPLOYMENT ON SEPARATION BENEFITS
If you accept a job offer from Accenture or an Affiliate – or, as a result of an exception to Policy 1420, you become a Contractor with Accenture or an Affiliate – after your Termination Date, and the date you begin employment or the contracting engagement (such date, the “Start Date”), as applicable, occurs prior to expiration of the Separation Pay Period, your entitlement to Separation Benefits will be affected as follows:
•Start Date Prior to Payment - If your Start Date occurs before your Separation Pay has been paid to you, your Separation Pay but not the COBRA Payment will be reduced to an amount equal to the number of weeks that passed from your Termination Date to your Start Date, and you will not be entitled to Professional Outplacement Services.
•Start Date After Payment - If your Start Date occurs after your Separation Pay has been paid to you, you must repay to Accenture a prorated amount of your Separation Pay within 15 days following your Start Date, but not the COBRA Payment or the cost of any Professional Outplacement Services. The amount of your Separation Pay you are required to repay is equal to the total number of weeks represented by your Separation Pay less the number of full weeks that passed from your Termination Date to your Start Date. Accenture, in its sole discretion, reserves the right to decide not to require repayment.
Note: If the Plan Administrator, in its sole discretion, determines that your new position is not a Comparable Position, the provisions above will apply to you, but you will be permitted to receive and retain 50% of the Separation Pay otherwise payable to you based on the chart above, and the full COBRA Payment.
For purposes of this section, the following rules apply: (1) “Separation Pay” means your Base Benefit and your Variable Benefit, and (2) each month of your Base Benefit is treated as representing 4 weeks.
REPAYMENTS AND FORFEITURES
Notwithstanding any other provision of the Plan, a Participant is required to reimburse Accenture for the full amount of Separation Benefits received by the Participant under the Plan if the Participant subsequently discloses any of Accenture’s (or an Affiliate’s) trade secrets, violates any written covenants or agreements with Accenture or an Affiliate, including but not limited to non-compete and non-solicitation provisions in any employment or equity agreement, or otherwise engages in conduct that may adversely affect Accenture’s (or an Affiliate’s) reputation or business relations. In addition, the Participant will immediately forfeit any right to benefits under the Plan that have not yet been paid. Accenture will take such steps as it deems necessary or desirable to enforce the provisions of this subsection.

OTHER PLANS
The Plan supersedes and replaces all other severance or separation plans, programs, policies, or practices of Accenture, other than the Accenture United States Separation Benefits Plan.
Separation Benefits (if any) will not be included as eligible compensation for purposes of any of Accenture’s pay-based benefits, such as 401(k), profit sharing, retirement, life insurance, and long-term disability.
Payments or benefits provided to a Participant under any deferred compensation, savings, retirement, or other employee benefit plan of Accenture are governed solely by the terms of such plan. Nothing in this Plan limits Accenture’s right to, at any time or for any reason, modify, amend, or terminate any of Accenture’s employee benefit or compensation plans, programs, policies, or arrangements.
PLAN ADMINISTRATION
Accenture LLP is responsible for the administration and operation of the Plan. Accenture LLP is the Plan’s “plan administrator” and “named fiduciary” (within the meaning of such terms under ERISA).
Accenture LLP may adopt from time to time such rules as may be necessary or desirable for the proper and efficient administration of the Plan and as are consistent with the terms of the Plan. These rules will be applied on a uniform basis to similarly situated individuals.
In administering the Plan, Accenture LLP has the authority, exercisable in its sole discretion, to construe and interpret the provisions of the Plan and to make factual determinations thereunder, including the discretionary authority to determine the eligibility of employees (or other individuals) and the amount of benefits payable under the Plan. Any decisions made by Accenture are final and conclusive with respect to all questions concerning the Plan and are binding on all parties.
Accenture may delegate to one or more of its employees or other persons the responsibility for performing certain of Accenture’s duties under the terms of the Plan and may seek such expert advice as Accenture deems reasonably necessary with respect to the Plan.
BENEFIT DETERMINATIONS
No benefits will be provided to any individual under the Plan unless Accenture LLP decides in its sole discretion that the individual is entitled to benefits under the Plan.
AMENDMENT / TERMINATION
Accenture LLP reserves the right in its sole discretion to amend or terminate the Plan at any time by a written instrument adopted by an authorized officer or employee of Accenture LLP.

No employee, officer, director, or agent of Accenture has the authority to alter, vary or modify the terms of the Plan, except by means of an authorized written amendment to the Plan. No verbal or written representations contrary to the terms of the Plan and its written amendments are binding upon Accenture or the Plan.
NO ASSIGNMENT
Separation Benefits are not to be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, or lien, and any attempt to cause such benefits to be so subjected will not be recognized, except to the extent required by applicable law or otherwise set forth in the Plan.
NO EMPLOYMENT RIGHTS
The Plan does not confer employment rights upon any person. No person is entitled, by virtue of the Plan, to remain in the employ of Accenture or to be rehired, and nothing in the Plan restricts the right of Accenture to terminate the employment of any person at any time.
NO ADDITIONAL BENEFITS RIGHTS
Neither eligibility for, nor participation in, the Plan gives any employee a right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.
PLAN FUNDING
The Plan does not confer on any Participant (or any other individual) any right in or title to any assets, funds, or property of Accenture. Any benefits payable under the Plan are unfunded obligations of Accenture and will be paid from Accenture’s general assets.
PLAN TYPE / APPLICABLE LAW
The Plan is an unfunded welfare benefit plan for purposes of ERISA, a severance pay plan within the meaning of Department of Labor Reg. § 2510.3-2(b) and an involuntary separation pay program under Treas. Reg. § 1.409A-1(b)(9)(iii).
The Plan is governed and will be construed in accordance with ERISA. To the extent not superseded by ERISA or other federal law, the laws of the state of Illinois will apply to the Plan.
INFORMATION TO BE FURNISHED BY PARTICIPANTS
Each Participant must furnish to Accenture such documents, evidence, data, or other information as Accenture considers necessary or desirable for the purpose of administering the Plan. Benefits under the Plan for each Participant are provided on the condition that the Participant will furnish full, true, and complete data, evidence, or other information and that the Participant will promptly sign any document required under the Plan or requested by Accenture.

WORDING
Where the context permits, words in the plural will include the singular, and the singular will include the plural.
MISTAKE OF FACT
Any mistake of fact or misstatement of fact will be corrected when it becomes known and proper adjustment made by reason thereof. A Participant must repay to Accenture any benefits paid under this Plan by mistake of fact or law.
SEVERABILITY
In the event any provision of the Plan is held to be illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if such illegal or invalid provisions had never been included in the Plan.
WITHHOLDING
Accenture reserves the right to withhold from any amounts payable under this Plan all federal, state, city, and local taxes as are legally required, as well as any other amounts authorized or required by Accenture policy including, but not limited to, withholding for garnishments and judgments or other court orders. Any amounts you owe to Accenture may be deducted from your Separation Benefits, subject to applicable law.
BENEFIT CLAIMS PROCEDURES
You do not need to apply for benefits under the Plan. However, if you wish to file a claim for benefits, you (or your authorized representative) may make a claim by filing a written description of your claim with Accenture LLP within 180 days of your Termination Date. Accenture LLP will notify you in writing if your claim is granted. If your claim is denied, Accenture LLP will notify you of its decision, setting forth the specific reasons for the denial, references to the Plan provisions on which the denial is based, additional information necessary to perfect the claim, if any, and a description of the procedure for review of the denial. Any written claim decision will be sent to you within 90 days (or 180 days if warranted by special circumstances) after Accenture LLP received your claim.
You (or your authorized representative) may request a review of a complete or partial denial of your claim for benefits. Any such request must be in writing and must be received by Accenture LLP within 60 days after you received the notice of the denial of your claim. You will be entitled to review pertinent Plan documents and submit written issues and comments to Accenture LLP. Within 60 days (or 120 days if warranted by special circumstances) after Accenture LLP receives your request for review, Accenture LLP will furnish you with written notice of its decision, setting forth the specific reasons for the decision and references to the pertinent Plan provisions on which the decision is based.

You (or your authorized representative) may not challenge a decision of Accenture LLP in court or in any other administrative proceeding unless you have complied with the claim and appeal procedures described above and such procedures have been completed. If your claim for benefits is finally denied by Accenture LLP, you may only bring suit in court (or other administrative proceeding) if you file such action within 120 days after the date of the final denial of your claim by Accenture LLP. No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights herein provided have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part.
RIGHTS UNDER ERISA
Each Participant in the Plan is entitled to certain rights and protections under ERISA. ERISA provides that Participants will be entitled to:
•Examine, without charge, at Accenture LLP’s offices, all documents governing the Plan, and a copy of the latest annual report (Form 5500 series) filed by Accenture LLP with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
•Upon written request to Accenture LLP, obtain copies of documents governing the operation of the Plan, a copy of the latest annual report (Form 5500 series), and an updated summary plan description. Accenture LLP may make a reasonable charge for the copies.
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Participants. No one, including Accenture or any other person, may fire any person or otherwise discriminate against a person in any way to prevent him or her from obtaining a benefit or exercising their rights under ERISA. If a claim for benefits is denied, in whole or in part, the claimant has the right to know why this was done, obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps a person can take to enforce the above rights. For instance, if a person requests a copy of the Plan documents or the Plan’s latest annual report from Accenture LLP and such person does not receive them within thirty days, they may file suit in a federal court. In such case, the court may require Accenture LLP to provide the requested materials and pay such person up to $110 per day until they receive the materials, unless the materials were not sent because of reasons beyond the control of Accenture LLP. If a person has a claim for benefits which is denied or ignored, in whole or in part, they may file suit in a state or federal court. If it should happen that the fiduciaries misuse a plan’s money, or if an individual is discriminated against for asserting their rights, they may seek assistance from the U.S. Department of Labor or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If a person is successful in the lawsuit, the court may order the person sued to pay these cost fees. If the person filing the lawsuit loses, the court may order that person to pay these costs and fees; for instance, if it finds the claim to be frivolous.

If a person has any questions about the Plan, they should contact Accenture LLP. If that person has any questions about this statement or about ERISA, they should contact the nearest area office of the Employee Benefits Security Administration, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A person also may obtain certain publications about the rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

INFORMATION REQUIRED BY ERISA

a.	Name of Plan	Accenture LLP Leadership Separation Benefits Plan
b.	Restated Effective Date	November 1, 2024
c.	Plan Year	January 1 – December 31
d.	Plan Number	702
e.	Type of Plan	The Plan is an employee welfare benefit plan as defined in Section 3(1) of ERISA.
f.	Plan Sponsor	Accenture LLP 500 W. Madison St. Chicago, IL 60661
g.	Plan Sponsor’s Identification No.	72-0542904
h.	Plan Administrator	Accenture LLP 500 W. Madison St. Chicago, IL 60661 Attn: Toni L. Corban (973) 301-1350
i.	Agent for Service of Legal Process	General Counsel c/o Robert F. Goldman Accenture LLP 500 W. Madison St. Chicago, IL 60661
j.	Separation Agreements/Notices
Signed Separation Agreements or revocation notices should be sent to Accenture using Adobe Sign or such other method specified in the Separation Agreement. Any other notices or documents required to be given or filed with Accenture under the Plan will be properly given or filed if delivered or mailed, by registered mail, postage prepaid, to the Plan Administrator at the address above.

CERTIFICATE OF ADOPTION
WHEREAS, Accenture LLP desires to adopt and maintain this restated Accenture LLP Leadership Separation Benefits Plan (the “Plan”) for the benefit of its eligible employees, effective as of the Restated Effective Date.
NOW, THEREFORE, Accenture LLP, acting through its duly authorized representative, hereby restates the Plan, effective as of the Restated Effective Date, in its entirety in the form included hereto.

Katherine L. Clifford
Executive Director HR – North America

GLOSSARY OF TERMS
“Accenture” means Accenture LLP and those of its Affiliates that have adopted the Plan with Accenture’s consent. Accenture LLP is the sponsor and administrator of the Plan.
“Active Medical Plan” means any or all of the Participating Medical Plan, Participating Dental Plan and Participating Vision Plan under the Accenture United States Group Health Plan, as amended from time to time.
“Affiliate” means an entity directly or indirectly controlling, controlled by, or under common control with, Accenture or any other entity in which Accenture or an Affiliate has an interest and which has been designated as an Affiliate by Accenture, in its sole discretion. Examples of Affiliates include, but are not limited to, Accenture Federal Services, Avanade, and certain joint ventures set up by Accenture.
“Base Salary” means a Participant’s base compensation (as specified by Accenture), determined as of the Participant’s Termination Date, excluding overtime, bonus, incentive pay, or any other special compensation such as quarterly variable compensation and annual variable compensation. For purposes of determining Separation Pay (as described above under “Separation Benefits Provided under the Plan”), Base Salary of a Participant classified by Accenture as a part-time employee as of their Termination Date will reflect the part-time percentage in effect on their Termination Date.
“Cause” means “cause” as defined in any employment agreement then in effect between an employee and Accenture or an Affiliate, or if not defined therein, or if there is no such agreement, ”Cause” means the employee’s (i) embezzlement, misappropriation of corporate funds, or other acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (iii) engagement in any activity that the employee knows or should know could harm the business or reputation of Accenture or an Affiliate; (iv) failure to comply or adhere to Accenture’s or an Affiliate’s policies; (v) continued failure to meet performance standards as determined by Accenture or an Affiliate; or (vi) violation of any statutory, contractual, or common law duty or obligation to Accenture or an Affiliate, including, without limitation, the duty of loyalty and obligations under any employment agreement or its incorporated exhibits.  The determination of the existence of Cause will be made by Accenture in good faith, and such determination is conclusive for purposes of the Plan.
“COBRA Continuation Coverage” means continued coverage after your Termination Date under the Active Medical Plan, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).
“COBRA Payment” means that portion of the Separation Pay that does not constitute the base benefit or variable benefit.

“Comparable Position” means a position that, as determined by Accenture, (i) is in the same metropolitan area as the employee’s current position, and (ii) has compensation and benefits (in the aggregate) that are comparable to the aggregate compensation and benefits of the eligible employee’s current position. Notwithstanding the foregoing, if you change organizational unit but remain in the same role, you will be considered in a Comparable Position, even if it results in a change to your benefits and/or compensation.
“Deficient Performance” means, as determined by Accenture in its sole discretion, an employee has (i) demonstrated significant performance deficiencies which have been documented, (ii) been given a written action plan for improving their performance, (iii) been given written documentation that describes the consequences of the individual’s failure to address deficiencies in their performance, or (iv) failed or been unwilling to meet job requirements, including but not limited to requirements related to travel. The term “Deficient Performance” excludes any reason determined by Accenture to constitute “Cause.”
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Month(s) of Pay” means the amount determined by dividing a Participant’s annual Base Salary by 12.
“Performance Reasons” means the Managing Director was terminated for Deficient Performance.
“Plan” means this Accenture LLP Leadership Separation Benefits Plan.
“Professional Outplacement Services” means the professional outplacement services that a Participant is entitled to receive (in addition to Separation Pay) in consideration for executing and, where applicable, not revoking, the Separation Agreement.
“Separation Agreement” means the agreement (in the form provided and approved by Accenture) that an eligible employee must execute, return to Accenture and not revoke (if revocation rights apply) in order to become a Participant.
“Separation Benefits” means the benefits to which a Participant is entitled under the terms of the Plan upon executing and, where applicable, not revoking, the Separation Agreement.
“Separation Pay” mean the base benefit, variable benefit and COBRA Payment that a Participant is entitled to receive (in addition to Professional Outplacement Services) in consideration for executing and, where applicable, not revoking the Separation Agreement.
“Separation Pay Period” means the period equal to the total number of weeks represented by your Base Benefit and your Variable Benefit, provided that each month of your Base Benefit is treated as representing 4 weeks.
“Termination Date” means the date specified by Accenture for termination of an employee’s employment with Accenture.

“Week of Pay” means the amount determined by dividing a Participant’s annual Base Salary by 52.
“Years of Service” means, with respect to a Participant, each complete twelve-month period of the Participant’s service with Accenture or an Affiliate, beginning with the earlier of (a) the Participant’s most recent date of hire with a business entity which Accenture or an Affiliate acquired, or (b) the Participant’s last date of hire with Accenture or an Affiliate (based on the applicable payroll records) and ending on their Termination Date, unless otherwise noted in the Participant’s offer letter or employment agreement. Periods of service prior to a Participant’s last date of hire with the acquired entity, Accenture or an Affiliate, as applicable, will not be counted for purposes of the Plan, unless otherwise noted in the Participant’s offer letter or employment agreement. Years of Service will not include accrued but unused PTO, vacation time, sick leave, personal time, or any other paid or unpaid time off. Only complete Years of Service are counted as Years of Service. Participants are credited with their employment period with Affiliates when immediately joining Accenture (i.e., without any employment gap between the two companies), and such Participants are considered to have an unbroken service record with Accenture for purposes of the Plan.